Exhibit 99.1

For more information, contact:

Steve Sipowicz - CFO
Gale Napier- Investor Relations
+ (503) 601 1000

FOR RELEASE:	6:15 a.m. PDT - April 4, 2007

Cascade Microtech Announces Acquisition of Gryphics, Inc.

Gryphics Expands Cascade Microtech’s Production Test Consumables Business with its Growing Market Presence and Strong Technology Portfolio

Beaverton, OR Cascade Microtech (NASDAQ:CSCD), today announced it has acquired Gryphics, Inc., a private company that designs, manufactures and markets a range of high performance socket products used for final production and evaluation testing  of packaged semiconductor integrated circuits.  This acquisition is another strategic step in Cascade Microtech’s long term vision of being a leading provider of advanced production test consumables for high performance ICs.

It is estimated that Gryphics has a servable production test consumable market of approximately $250 million per year in 2007 out of a total test socket market of approximately $600 million per year. There is increased demand for newer socket designs to support higher speed ICs. Gryphics is targeting this trend by supporting wireless, high speed digital and complex IC’s such as microprocessors and graphics chips as well as other types of sockets.

“Gryphics’ success to date in the socket market is based on its track record of innovative, high-performance solutions combined with outstanding technical support. With our technical capabilities, market access and global footprint we believe we can continue to accelerate the adoption of Graphics’ products in the market place” said Eric Strid, CEO of Cascade Microtech. “This acquisition will allow us to expand our test consumables revenue, a market that is much less volatile than semiconductor production capacity equipment.”

Terms of the Deal

Cascade acquired all of the outstanding capital stock of Gryphics for approximately 843,000 shares of Cascade common stock and cash of $13.7 million, subject to a post-closing purchase price adjustment. Cascade expects the acquisition to be accretive by the end of 2007. Gryphics revenue for 2006 was $7.7 million and it was profitable.

D.A. Davidson & Co. acted as exclusive strategic and financial advisor to Cascade in this transaction and provided a fairness opinion to Cascade’s Board of Directors.

About Cascade Microtech

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s highly reliable production wafer test solutions provide the semiconductor industry with leading-edge probe cards that reduce manufacturing costs of complex semiconductors. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Forward-Looking Statements

This press release contains statements, including statements regarding the Company’s expectation that it can accelerate the adoption of Gryphics’ products in the marketplace and the Company’s expectation that the acquisition will be accretive by the end of 2007 that are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the proposed acquisition based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors.  For example, if the expected market opportunity does not materialize or if we fail to successfully integrate Gryphics, we shall not achieve anticipated revenue and cost benefits; there may be diversion of management’s attention from our existing business as well as that of Gryphics; and there may be adverse effects on relationships with our existing suppliers, customers or partners. Other risks and uncertainties are discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.